AGNC INVESTMENT CORP.
SHARES OF COMMON STOCK
($0.01 PAR VALUE PER SHARE)
SALES AGREEMENT
October 12, 2023
[NAME OF AGENT]
[ADDRESS OF AGENT]

Ladies and Gentlemen:
AGNC Investment Corp., a Delaware corporation (the “Company”), confirms its agreement (this “Agreement”) with [●] (the “Agent”), as follows:
1.Issuance and Sale of Shares. The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through the Agent, acting as agent and/or principal, shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), having an aggregate offering price of up to $1,250,000,000 (the “Shares”). Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitation set forth in this Section 1 and Section 5 of this Agreement on the number of Shares issued and sold under this Agreement shall be the sole responsibility of the Company, and the Agent shall have no obligation in connection with such compliance. The issuance and sale of Shares through the Agent will be effected pursuant to the Registration Statement (as defined below) filed by the Company and declared effective by the Securities and Exchange Commission (the “Commission”), although nothing in this Agreement shall be construed as requiring the Company to use the Registration Statement (as defined below) to issue the Shares. The Company agrees that whenever it determines to sell Shares directly to the Agent as principal it will enter into a separate written agreement containing the terms and conditions of such sale.
The Company has filed, in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Securities Act”), with the Commission an automatic shelf registration statement on Form S-3ASR (File No. 333-257014) (the “Original Registration Statement”), including a base prospectus dated June 11, 2021, relating to certain securities, including the Shares, to be issued from time to time by the Company, and which incorporates by reference documents that the Company has filed or will file in accordance with the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”). The Company has prepared a prospectus supplement specifically relating to the Shares (the “Original Prospectus Supplement”) to the base prospectus included as part of the Original Registration Statement. The Company has furnished to the Agent, for use by the Agent, copies of the prospectus included as part of such registration statement, as supplemented by the Prospectus Supplement, relating to the Shares. Except where the context otherwise requires, the “Registration Statement” refers to (i) initially, the Original Registration Statement and (ii) on and after the date on which the Shares may no longer be offered and sold pursuant to the Original Registration Statement, the registration statement, if any, filed by the Company for the purpose of continuing the offering of the Shares following any such date (the “Replacement Registration Statement”), in each case,  on each date and time that such registration statement and any post-effective amendment thereto became or becomes effective, including all documents filed as part thereof or incorporated by reference therein, and including any information contained in a Prospectus (as defined below) subsequently filed with the Commission pursuant to Rule 424(b) of the Securities Act (“Rule 424(b)”) or deemed to be a part of such registration statement pursuant to Rule 430B of the

Securities Act (“Rule 430B”); provided, however, that the “Registration Statement” without reference to a time means such registration statement as amended by any post-effective amendments thereto as of the time of the first contract of sale for the Shares, which time shall be considered the “new effective date” of the Registration Statement with respect to the Shares within the meaning of paragraph (f)(2) of Rule 430B, including the exhibits and schedules thereto at such time, the documents and information incorporated or deemed to be incorporated by reference therein at such time pursuant to Item 12 of Form S-3 under the Securities Act and the documents otherwise deemed to be a part thereof as of such time pursuant to Rule 430B; provided further, however, that no representation or warranty included in any exhibit or schedule to any such incorporated document, other than the representations and warranties contained herein, is deemed to be made to the Agent. Except where the context otherwise requires, the “Prospectus Supplement” refers to (i) initially, the Original Prospectus Supplement and (ii) any prospectus supplement specifically relating to the Shares to the base prospectus included as part of the Replacement Registration Statement, if any.  The base prospectus, including all documents incorporated therein by reference, included in the Registration Statement, as it may be supplemented by the Prospectus Supplement, in the form in which such prospectus and/or Prospectus Supplement have most recently been filed by the Company with the Commission pursuant to Rule 424(b), together with any “issuer free writing prospectus,” as defined in Rule 433 of the Securities Act (“Rule 433”), relating to the Shares that (i) is required to be filed with the Commission by the Company or (ii) is exempt from filing pursuant to Rule 433(d)(5)(i), in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g) (“Issuer Free Writing Prospectus”), is herein called the “Prospectus.” Any reference herein to the Registration Statement, the Prospectus or any amendment or supplement thereto shall be deemed to refer to and include the documents incorporated by reference therein, and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement or the Prospectus shall be deemed to refer to and include the filing after the execution hereof of any document with the Commission deemed to be incorporated by reference therein. For purposes of this Agreement, all references to the Registration Statement, the Prospectus or to any amendment or supplement thereto shall be deemed to include any copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”).
The Company has also entered into separate sales agreements (the “Alternative Sales Agreements”), dated as of even date herewith, with each of [●], [●], [●], and [●] (the “Alternative Agents”).
2.Placements. Each time that the Company wishes to issue and sell Shares hereunder (each, a “Placement”), it will notify the Agent by e-mail notice (or other method mutually agreed to in writing by the parties) containing the parameters in accordance with which the Company desires such Shares to be sold, which shall at a minimum include the number of Shares to be issued (the “Placement Shares”), the time period during which sales are requested to be made, any limitation on the number of Shares that may be sold in any one Trading Day (as defined below) and any minimum price below which sales may not be made (a “Placement Notice”), a form of which containing such minimum sales parameters necessary is attached hereto as Schedule 1. The Placement Notice shall originate from any of the individuals from the Company set forth on Schedule 2 hereto (with a copy to the distribution list for the Company listed on Schedule 2 hereto), and shall be addressed to each of the individuals from the Agent set forth on Schedule 2 hereto, as such Schedule 2 may be amended from time to time. The Placement Notice shall be effective upon receipt by the Agent, unless and until (i) in accordance with the notice requirements set forth in Section 4 of this Agreement, the Agent declines to accept the terms contained therein for any reason, in its sole discretion, (ii) the entire amount of the Placement Shares have been sold, (iii) in accordance with the notice requirements set forth in Section 4 of this Agreement, the Company suspends or terminates the Placement Notice, (iv) the

Company issues a subsequent Placement Notice with parameters superseding those contained in the earlier dated Placement Notice, or (v) this Agreement has been terminated under the provisions of Section 12 of this Agreement. The amount of any discount, commission or other compensation to be paid by the Company to the Agent in connection with the sale of the Placement Shares shall be calculated in accordance with the terms set forth in Schedule 3 hereto. It is expressly acknowledged and agreed that neither the Company nor the Agent will have any obligation whatsoever with respect to a Placement or any Placement Shares unless and until the Company delivers a Placement Notice to the Agent and the Agent does not decline such Placement Notice pursuant to the terms set forth above, and then only upon the terms specified therein and herein. In the event of a conflict between the terms of this Agreement and the terms of a Placement Notice, the terms of the Placement Notice will control.
3.Sale of Placement Shares by the Agent. Subject to the terms and conditions herein set forth, upon the Company’s issuance of a Placement Notice, and unless the sale of the Placement Shares described therein has been declined, suspended, or otherwise terminated in accordance with the terms of this Agreement, the Agent, for the period specified in the Placement Notice, will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the Nasdaq Stock Market LLC and the Nasdaq Global Select Market (“Nasdaq”) to sell such Placement Shares up to the amount specified, and otherwise in accordance with the terms of such Placement Notice. The Agent will provide written confirmation to the Company (including by e-mail correspondence to each of the individuals of the Company set forth on Schedule 2 hereto) no later than the opening of the Trading Day (as defined below) immediately following the Trading Day on which it has made sales of Placement Shares hereunder setting forth the number of Placement Shares sold on such day, the compensation payable by the Company to the Agent pursuant to Section 2 of this Agreement with respect to such sales, and the Net Proceeds (as defined below) payable to the Company, with an itemization of the deductions made by the Agent (as set forth in Section 5(a) of this Agreement) from the gross proceeds that it receives from such sales. The Agent may sell Placement Shares by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) of the Securities Act, including without limitation sales made directly on Nasdaq or on any other existing trading market for the Common Stock. Subject to the terms of the Placement Notice, the Agent may also sell Placement Shares by any other method permitted by law, including, but not limited to, in negotiated transactions, as shall be agreed by the Company and the Agent. The Company acknowledges and agrees that (i) there can be no assurance that the Agent will be successful in selling Placement Shares, (ii) the Agent will incur no liability or obligation to the Company or any other person or entity if it does not sell Placement Shares for any reason other than a failure by the Agent to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Placement Shares as required under this Section 3 and (iii) the Agent shall be under no obligation to purchase Shares on a principal basis pursuant to this Agreement, except as otherwise agreed by the Agent in the Placement Notice. For the purposes hereof, “Trading Day” means any day on which the Common Stock is purchased and sold on the principal market on which the Common Stock is listed or quoted.
4.Suspension of Sales. The Company or the Agent may, upon notice to the other party in writing (including by e-mail correspondence to each of the individuals of the other party set forth on Schedule 2 hereto, if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto-reply) or by telephone (confirmed immediately by verifiable facsimile transmission or e-mail correspondence to each of the individuals of the other party set forth on Schedule 2 hereto), suspend any sale of Placement Shares; provided, however, that such suspension shall not affect or impair either party’s obligations with respect to any Placement Shares sold hereunder prior to the receipt of such notice. Each of the parties hereto agrees that no such notice under this Section 4 shall be effective against the other unless it is made to one of the individuals named on Schedule 2 hereto, as such schedule may be amended from time to time.
5.Settlement.
(a)Settlement of Placement Shares. Unless otherwise specified in the applicable Placement Notice, settlement for sales of Placement Shares will occur on the second (2nd) Trading Day (or such earlier day as is industry practice for regular-way trading) following the date on which such sales are made (each, a “Settlement Date”). The amount of proceeds to be delivered to the Company on a Settlement Date against receipt of the Placement Shares sold (the “Net Proceeds”) will be equal to the aggregate sales price received by the Agent at which such Placement Shares were sold, after deduction for (i) the Agent’s commission, discount or other compensation for such sales payable by the Company pursuant to Section 2 of this Agreement, (ii) any other amounts due and payable by the Company to the Agent hereunder pursuant to Section 8(g) of this Agreement and (iii) any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales.
(b)Delivery of Placement Shares. On or before each Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Placement Shares being sold by crediting the Agent’s or its designee’s account (provided the Agent shall have given the Company written notice of such designee prior to the Settlement Date) at The Depository Trust Company (“DTC”) through its Deposit and Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto, which Placement Shares, in all cases, shall be freely tradeable, transferable, and registered shares. On each Settlement Date, the Agent will deliver the related Net Proceeds in same day funds to an account designated by the Company on, or prior to, such Settlement Date. The Company agrees that if the Company defaults in its obligation to deliver Placement Shares on a Settlement Date, that in addition to and in no way limiting the rights and obligations set forth in Section 10(a) of this Agreement, it will (i) hold the Agent harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company and (ii) pay to the Agent any commission, discount, or other compensation to which it would otherwise have been entitled absent such default.
(c)Limitations on Offering Size. Under no circumstances shall the Company cause or request the offer or sale of any Shares if, after giving effect to the sale of such Shares, the aggregate number of Shares sold pursuant to this Agreement together with all sales of the Shares under the Alternative Sales Agreements would exceed the lesser of (A) the amount available for offer and sale under the currently effective Registration Statement and (B) the amount authorized from time to time to be issued and sold under this Agreement by the Company’s board of directors or a duly authorized committee thereof, and notified to the Agent in writing. Under no circumstances shall the Company cause or request the offer or sale of any Shares at a price lower than the minimum price authorized from time to time by the Company’s board of directors or a duly authorized committee thereof, and notified to the Agent in writing. Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitations set forth in this Section 5(c) shall be the sole responsibility of the Company, and the Agent shall have no obligation in connection with such compliance.
(d)One Agent. The Company agrees that any offer to sell Shares, any solicitation of an offer to buy Shares, or any sales of Shares shall only be effected by or through only one of the Agent or any of the Alternative Agents on any single given day, but in no event by more than one, and the Company shall in no event request that the Agent or any of the Alternative Agents sell Shares on the same day; provided, however, that (a) the foregoing limitation shall not apply to (i) the exercise of any option, warrant, right or any conversion privilege or other equity award set forth in the instrument governing such security or (ii) sales solely to employees or security holders of the Company or the Subsidiaries (as defined below), or to a trustee or other person acquiring such securities for the accounts of such persons, including as part of a direct stock purchase plan or a dividend reinvestment plan, and (b) such limitation shall not apply on any day during which no sales are made pursuant to this Agreement or the Alternative Sales Agreements.
(e)Limitations on Sales. Notwithstanding any other provision of this Agreement, the Company shall not offer or sell, or instruct the Agent to offer or sell, any Shares through the Agent as agent (and, by notice to the Agent given by telephone (confirmed promptly by telecopy or e-mail), shall cancel any instructions for any such offer or sale of any Shares prior to the commencement of the periods referenced below), and the Agent shall not be obligated to make any such offer or sale of Shares, (i) during any period in which the Company is, or could be deemed to be, in possession of material non-public information or (ii) except as provided in Section 5(f) below, at any time from and including the date (each, an “Announcement Date”) on which the Company shall issue a press release containing, or shall otherwise publicly announce, its earnings, revenues or other results of operations (each, an “Earnings Announcement”) through and including the time that is 24 hours after the time that the Company files (a “Filing Time”) a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K that includes consolidated financial statements as of and for the same period or periods, as the case may be, covered by such Earnings Announcement.
(f)Sales After Announcement Date. If the Company wishes to offer, sell or deliver Shares pursuant to this Agreement at any time during the period from and including an Announcement Date through and including the time that is 24 hours after the corresponding Filing Time, the Company shall specify in the Placement Notice that such proposed sale and issuance is during such period and, to the extent requested by the Agent as a condition to such sale of Shares during such period, (i) prepare and deliver to the Agent (with a copy to counsel to the Agent) a Current Report on Form 8-K, which shall include substantially the same financial and, to the extent the Company deems material, related information as was set forth in the relevant Earnings Announcement (other than, among other things, any earnings projections, similar forward-looking data and officers’ quotations) (each, an “Earnings 8-K”), in form and substance reasonably satisfactory to the Agent, and obtain the consent of the Agent to the filing thereof (such consent not to be unreasonably withheld), (ii) provide the Agent with the officers’ certificate, opinions and letters of counsel and Comfort Letter called for by Sections 8(m), (n) and (o) hereof, respectively, and a certificate signed by the Chief Financial Officer of the Company in his or her capacity as such on behalf of the Company, in the form reasonably requested by the Agent (the “CFO Certificate”), if applicable, (iii) afford the Agent the opportunity to conduct a due diligence review in accordance with Section 8(k) hereof and (iv) file such Earnings 8-K with the Commission, then the provisions of clause (ii) of Section 5(e) shall not be applicable for the period from and after the time at which the foregoing conditions shall have been satisfied (or, if later, the time that is 24 hours after the time that the relevant Earnings Announcement was first publicly released) through and including the time that is 24 hours after the Filing Time of the relevant Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be. For purposes of clarity, the Company and the Agent agree that (A) the delivery of any officers’ certificate, opinions and letters of counsel, Comfort Letter and CFO Certificate pursuant to this Section 5(f) shall not relieve the Company from any of its obligations under this Agreement with respect to any Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be, including, without limitation, the obligation to deliver officers’ certificates, legal opinions and letters and Comfort Letters as provided in Section 8 hereof, if applicable, and (B) this Section 5(f) shall in no way affect or limit the operation of the provisions of clause (i) of Section 5(e), which shall have independent application.

6.Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the Agent that as of the date of this Agreement and as of each Representation Date (as defined below) on which a certificate is required to be delivered pursuant to Section 8(m) of this Agreement, as of the time of each sale of any Shares pursuant to this Agreement and as of each Settlement Date (each, an “Applicable Time”), as the case may be:
(a)Status as a Well-Known Seasoned Issuer. (A) At the time of filing the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) of the Securities Act) made any offer relating to the Shares in reliance on the exemption of Rule 163 of the Securities Act and (D) at the date hereof, the Company was and is a “well-known seasoned issuer” as defined in Rule 405 of the Securities Act (“Rule 405”), including not having been and not being an “ineligible issuer” as defined in Rule 405. The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405, and the Shares, since their registration on the Registration Statement, have been and remain eligible for registration by the Company on a Rule 405 “automatic shelf registration statement”. The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) of the Securities Act objecting to the use of the automatic shelf registration statement form.
At the time of filing the Registration Statement, at the earliest time thereafter that the Company made a bona fide offer (within the meaning of Rule 164(h)(2) of the Securities Act) of the Shares and at the date hereof, the Company was not and is not an “ineligible issuer,” as defined in Rule 405.
(b)Registration Statement, Prospectus and Disclosure at Time of Sale. The Registration Statement became effective upon filing under Rule 462(e) of the Securities Act (“Rule 462(e)”), and any post-effective amendment thereto also became effective upon filing under Rule 462(e). No stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Commission, and any request on the part of the Commission with respect to the Registration Statement for additional information has been complied with.
Any offer that is a written communication relating to the Shares made by the Company or any person acting on its behalf (within the meaning, for this paragraph only, of Rule 163(c) of the Securities Act) prior to the filing of the Registration Statement has been filed with the Commission in accordance with the exemption provided by Rule 163 of the Securities Act (“Rule 163”) and otherwise complied with the requirements of Rule 163, including without limitation the legending requirement, to qualify such offer for the exemption from Section 5(c) of the Securities Act provided by Rule 163.
At each respective time the Registration Statement became effective, at each deemed effective date with respect to the Agent pursuant to Rule 430B(f)(2) of the Securities Act and as of each Settlement Date, the Registration Statement complied and will comply in all material respects with the requirements of the Securities Act and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
Neither the Prospectus nor any amendments or supplements thereto, at the time the Prospectus or any such amendment or supplement was issued, as of the date hereof, each

Applicable Time, each Settlement Date and as of each Representation Date (as defined below) included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
The Prospectus complied when so filed in all material respects with the Securities Act and each Prospectus furnished to the Agent for use in connection with the offering of the Shares was identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.
Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Shares or until any earlier date that the Company notified or notifies the Agent otherwise, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement or the Prospectus, including any document incorporated by reference therein and any preliminary or other prospectus deemed to be a part thereof that has not been superseded or modified.
The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement, the Prospectus or any amendments or supplements thereto or any Issuer Free Writing Prospectus made in reliance upon and in conformity with the Agent Information (as defined below).
(c)Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus, at the time they were or hereafter are filed with the Commission, complied or will comply in all material respects with the requirements of the Exchange Act.
(d)Independent Accountants. Each accounting firm who certified the financial statements included or incorporated by reference in the Registration Statement and the Prospectus is an independent public accounting firm as required by the Securities Act, the Exchange Act and the Public Company Accounting Oversight Board (United States) (the “PCAOB”).
(e)Financial Statements. The financial statements included or incorporated by reference in the Registration Statement and the Prospectus, together with the related notes, present fairly the financial position of the Company and its consolidated subsidiaries at the dates indicated and the results of operations, comprehensive income, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The selected financial data incorporated by reference in the Registration Statement and the Prospectus present fairly the information shown therein and was compiled on a basis consistent with that of the audited financial statements included or incorporated by reference in the Registration Statement and the Prospectus. Any disclosures contained in the Registration Statement or the Prospectus, or incorporated by reference therein, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G under the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement and the Prospectus fairly presents the required information and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(f)No Material Adverse Change in Business. Since the date as of which information is given in the Prospectus (exclusive of any supplements thereto subsequent to its date), except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings and business affairs or business prospects of the Company together with its consolidated subsidiaries, all of which are listed on Schedule 4 hereto (each, a “Subsidiary,” and collectively, the “Subsidiaries”), considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Company or any of the Subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and the Subsidiaries considered as one enterprise, (C) there has been no obligation, contingent or otherwise, directly or indirectly incurred by the Company or any of the Subsidiaries considered as one enterprise that could reasonably be likely to have a Material Adverse Effect and (D) except for regular monthly dividends on the Common Stock and regular quarterly dividends on the Company’s preferred stock, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.
(g)Good Standing of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus and to enter into and perform its obligations under this Agreement. The Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure, individually or in the aggregate, so to qualify or to be in good standing would not result in a Material Adverse Effect.
(h)Good Standing of Subsidiaries. Each Subsidiary is duly incorporated or organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with requisite power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus, and to consummate the transactions contemplated hereby. Each Subsidiary is duly qualified as a foreign corporation, limited liability company, partnership or trust to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect. Except as otherwise disclosed in the Registration Statement and the Prospectus, all of the issued and outstanding equity interests in each Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Company, directly or indirectly, free and clear of any security interests, mortgages, pledges, liens, encumbrances, claims or equitable interests. None of the outstanding equity interests in any Subsidiary was issued in violation of, or subject to, any preemptive right, co-sale right, registration right, right of first refusal or other similar rights of equity holders or any other person arising by operation of law, under the organizational documents of each Subsidiary, under any agreement to which any Subsidiary is a party or otherwise. The Company does not own or control, directly or indirectly, any equity interest in any corporation, joint venture, limited liability company, association or other entity other than the Subsidiaries. The Company does not, and did not as of the end of its most recently completed fiscal year, have any “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X).
(i)Capitalization. The Company has an authorized, issued and outstanding capitalization as disclosed in the Registration Statement and the Prospectus, and all of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company. Except as disclosed in the Registration Statement and the Prospectus, there are no outstanding (A) securities or obligations of the Company or any of the Subsidiaries convertible into or exchangeable for any equity interests of the Company or any such Subsidiary, (B) warrants, rights or options to subscribe for or purchase from the Company or any such Subsidiary any such equity interests or any such convertible or exchangeable securities or obligations or (C) obligations of the Company or any such Subsidiary to issue any equity interests, any such convertible or exchangeable securities or obligation, or any such warrants, rights or options. The Common Stock has been registered pursuant to Section 12(b) of the Exchange Act and is authorized for trading on Nasdaq, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock from Nasdaq, nor has the Company received any notification that the Commission or Nasdaq is contemplating terminating such registration or listing. The Company is in compliance with the current listing standards of Nasdaq.
(j)Authorization of Agreement and Placement Shares. This Agreement has been duly authorized, executed and delivered by the Company. This Agreement conforms in all material respects to the description thereof in the Registration Statement and the Prospectus. The Placement Shares to be issued and sold by the Company hereunder have been duly authorized and, when issued and delivered and paid for as provided herein, will be duly and validly issued, will be fully paid and nonassessable and will conform to the descriptions thereof in the Registration Statement and the Prospectus. The issuance of the Placement Shares is not subject to any preemptive or similar rights.
(k)Description of Shares. The Shares conform to all statements relating thereto contained in the Registration Statement and the Prospectus and such descriptions conform to the rights set forth in the instruments defining the same. No holder of the Shares will be subject to personal liability by reason of being such a holder.
(l)Absence of Defaults and Conflicts. The Company is not in violation of its Amended and Restated Certificate of Incorporation, as amended (“Charter”), or its Amended and Restated Bylaws, as amended (“Bylaws”). No Subsidiary is in violation of its organizational documents (including, without limitation, partnership and limited liability company operating agreements). Neither the Company nor any of the Subsidiaries is in default in the performance or observance (nor has any event occurred which with notice, lapse of time or both would constitute a default in the observance or performance) of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary may be bound, or to which any of the property or assets of the Company or any Subsidiary is subject (collectively, “Agreements and Instruments”), except for such defaults that would not result in a Material Adverse Effect. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated herein (including the issuance and sale of the Shares and the use of the proceeds from the sale of the Shares as described in the Registration Statement and the Prospectus under the caption “Use of Proceeds”) and compliance by the Company with its obligations hereunder and thereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any Subsidiary pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults or Repayment Events (as defined below) or liens, charges or encumbrances that would not result in a Material Adverse Effect), nor will such actions result in any violation of the provisions of the Charter or Bylaws or the organizational documents of any Subsidiary (including, without limitation, partnership and limited liability company operating agreements), any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any Subsidiary or any of their assets, properties or operations. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any Subsidiary.
(m)Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company (without further inquiry), threatened, against or affecting the Company or any Subsidiary, which is required to be disclosed in the Registration Statement or the Prospectus (other than as disclosed therein), or which would reasonably be expected to result in a Material Adverse Effect, or which would reasonably be expected to materially and adversely affect the properties or assets of the Company or any Subsidiary or the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder. The aggregate of all pending legal or governmental proceedings to which the Company or any Subsidiary is a party or of which any of their respective property or assets is the subject which are not described in the Registration Statement, including ordinary routine litigation incidental to the business, would not, individually or in the aggregate, result in a Material Adverse Effect.
(n)Accuracy of Exhibits. There are no contracts or documents that are required to be described in the Registration Statement or the Prospectus or the documents incorporated by reference therein or to be filed as exhibits thereto which have not been described in all material respects and filed as required by Item 601 of Regulation S-K under the Securities Act. The copies of all contracts, agreements, instruments and other documents (including governmental licenses, authorizations, permits, consents and approvals and all amendments or waivers relating to any of the foregoing) that have been furnished to the Agent or its counsel are complete and genuine and include all material collateral and supplemental agreements thereto.
(o)Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is required in connection with the offering, issuance or sale of the Shares hereunder or the consummation of the transactions contemplated by this Agreement, except such as have been already obtained or as may be required under the Securities Act or state securities laws or the rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”).
(p)Absence of Manipulation. Other than permitted activity pursuant to Regulation M under the Exchange Act, neither the Company nor any of its affiliates, as such term is defined in Rule 501(b) of the Securities Act (each, an “Affiliate”), has taken, nor will the Company or any of its Affiliates take, directly or indirectly, any action that is designed to, has constituted or would be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.
(q)Possession of Licenses and Permits. The Company and the Subsidiaries possess such permits, licenses, approvals, consents and other authorizations issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them as described in the Registration Statement and the Prospectus (collectively, the “Intangibles”), except where the failure so to possess is not reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect. The Company and the Subsidiaries are in compliance with the terms and conditions of all of the Intangibles, except where the failure so to comply would not, individually or in the aggregate, result in a Material Adverse Effect. All of the Intangibles are valid and in full force and effect, except when the invalidity of such Intangibles or the failure of such Intangibles to be in full force and effect is not reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect. The Company and the Subsidiaries have not received any notice of proceedings relating to the revocation or modification of any of the Intangibles which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would be reasonably likely to result in a Material Adverse Effect. The Company and the Subsidiaries have not violated or received written notice of any infringement of or conflict with (and the Company does not know of any such infringement of or conflict with) asserted rights of others with respect to any of the Intangibles, except where the infringement of or conflict with is not reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect.
(r)Personal Property. Neither the Company nor any Subsidiary owns any real property. The Company and the Subsidiaries have good title to all personal property, if any, owned by them, in each case free and clear of all liens, security interests, pledges, charges, encumbrances, mortgages and defects, except as are disclosed in the Registration Statement and the Prospectus or as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(s)Investment Company Act. The Company is not and, upon the sale of the Placement Shares through the Agent as herein contemplated and the application of the Net Proceeds therefrom as described in the Prospectus, will not be required to register as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”).
(t)Registration Rights. Except as disclosed in the Registration Statement and the Prospectus or which have been waived, there are no persons with registration or other similar rights to have any equity or debt securities, including securities that are convertible into or exchangeable for equity securities, registered pursuant to the Registration Statement or otherwise registered by the Company under the Securities Act. No person has a right of participation, first refusal or similar right with respect to the sale of the Shares by the Company.
(u)Accounting Controls and Disclosure Controls. The Company and each of the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) receipts and expenditures are being made only in accordance with management’s general or specific authorization; (D) access to assets is permitted only in accordance with management’s general or specific authorization; and (E) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the Registration Statement and the Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (A) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (B) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company and the Subsidiaries, considered as one enterprise, have established and currently maintain disclosure controls and procedures that comply with Rule 13a-15 of the Exchange Act, and the Company has determined that such disclosure controls and procedures are effective in compliance with Rule 13a-15 of the Exchange Act.
(v)No Commissions. Neither the Company nor any of the Subsidiaries is a party to any contract, agreement or understanding with any person (other than as contemplated by the Alternative Sales Agreements or this Agreement) that would give rise to a valid claim against the Company or any of the Subsidiaries or the Agent for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Shares by the Agent under this Agreement.
(w)Actively-Traded Security. The Common Stock is an “actively-traded security” exempted from the requirements of Rule 101 of Regulation M under the Exchange Act by subsection (c)(1) of such rule.
(x)Compliance with the Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any applicable provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.
(y)Payment of Taxes. All tax returns of the Company and the Subsidiaries required by law to be filed have been filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Company in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not result in a Material Adverse Effect.
(z)Absence of Transfer Taxes. There are no transfer taxes or other similar fees or charges under federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the sale by the Company of the Shares under this Agreement.
(aa)Insurance. The Company and the Subsidiaries carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar business, and all such insurance is in full force and effect. The Company has no reason to believe that it or any Subsidiary will not be able (A) to renew its existing insurance coverage as and when such policies expire or (B) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Effect. Neither the Company nor any Subsidiary has been denied any material insurance coverage which it has sought or for which it has applied.
(ab)Statistical and Market-Related Data. The statistical and market-related data included in the Registration Statement and the Prospectus are based on or derived from sources that the Company believes to be reliable and accurate as of the respective dates of such documents, and the Company has obtained the written consent to the use of such data from such sources to the extent required.
(ac)Foreign Corrupt Practices Act. None of the Company, any of the Subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Company or any of the Subsidiaries is aware of or has taken any action, directly or indirectly, that has resulted or would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), or other applicable laws proscribing bribery or corruption of foreign officials, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Company and the Subsidiaries and, to the knowledge of the Company, its other Affiliates have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
(ad)Money Laundering Laws. The operations of the Company and the Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of the Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.
(ae)OFAC. None of the Company, any of the Subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or person acting on behalf of the Company or any of the Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), or similar sanctions imposed by a jurisdiction with authority over the Company. The Company will not directly or indirectly use any of the proceeds received by the Company from the sale of Shares contemplated by this Agreement, or lend, contribute or otherwise make available any such proceeds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
(af)Related Party Transactions. No relationship, direct or indirect, exists between or among the Company or any of the Subsidiaries on the one hand, and the directors, officers, trustees, managers, stockholders, partners, customers or suppliers of the Company or any of the Subsidiaries on the other hand, which would be required to be described in the Registration Statement and the Prospectus, which is not so described.
(ag)Noncompetition; Nondisclosure. Neither the Company nor any officer of the Company is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar arrangement that would be violated by the present or proposed business activities of the Company as described in the Registration Statement and the Prospectus.
(ah)Pending Proceedings and Examinations. The Registration Statement is not the subject of a pending proceeding or examination under Section 8(d) or 8(e) of the Securities Act, and the Company is not the subject of a pending proceeding under Section 8A of the Securities Act in connection with the offering of the Shares.
(ai)REIT Status. Commencing with its initial taxable year ended December 31, 2008, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (collectively, the “Code”), and the Company’s current and proposed method of operations as described in the Registration Statement and the Prospectus will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its current taxable year and thereafter. No transaction or other event has occurred that could cause the Company to not be able to qualify as a REIT for its current taxable year or future taxable years. Except as otherwise disclosed in the Registration Statement and the Prospectus, the Company and each of the Subsidiaries have no intention of changing their operations or engaging in activities that would cause the Company to fail to qualify, or make economically undesirable the Company’s continued qualification, as a REIT under the Code.
(aj)Tax Opinion. With respect to each legal opinion as to federal income tax matters provided to the Agent pursuant to Section 8(n) of this Agreement, the Company’s representatives have discussed with its counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Company Counsel”), the officer’s certificate supporting each such opinion, and where representations in such officer’s certificate involve terms defined in the Code, the Treasury regulations thereunder, published rulings of the Internal Revenue Service or other relevant authority, the Company’s representatives are satisfied after their discussions with their counsel in their understanding of such terms and are capable of making such representations.
(ak)Description of Organization and Method of Operations. The description of the Company’s organization and current and proposed method of operations and its qualification and taxation as a REIT disclosed in the Registration Statement and the Prospectus is accurate in all material respects and presents fairly the matters referred to therein. The Company’s conflicts of interest policy, operating policies, investment guidelines and operating restrictions described or incorporated by reference in the Registration Statement and the Prospectus accurately reflect in all material respects the guidelines and policies of the Company with respect to the operation of its business, and no material deviation from such guidelines or policies is currently contemplated.
(al)Director Independence. Each of the independent directors (or independent director nominees, once appointed, if applicable) named in the Registration Statement and the Prospectus satisfies the independence standards established by Nasdaq and, with respect to members of the Company’s audit committee, the enhanced independence standards contained in Rule 10A-3(b)(1) of the Exchange Act.
(am)Broker/Dealer Status. The Company is not required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act and except as disclosed in the Registration Statement and the Prospectus does not, directly or indirectly through one or more intermediaries, control or have any other association with (within the meaning of Article I of the By-laws of FINRA) any member firm of FINRA. No relationship, direct or indirect, exists between or among the Company, on the one hand, and the directors, officers or stockholders of the Company, on the other hand, which is required by the rules of FINRA to be described in the Registration Statement and the Prospectus, which is not so described.
(an)Dividends/Distributions. Except as disclosed in the Registration Statement and the Prospectus, no Subsidiary is currently prohibited, directly or indirectly, from paying any dividends or distributions to the Company to the extent permitted by applicable law (including the rules of FINRA), from making any other distribution on such Subsidiary’s issued and outstanding capital stock or other equity interests, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of the property or assets of such Subsidiary to the Company.
(ao)No Unauthorized Use of Prospectus. The Company has not distributed and, prior to the later to occur of (i) the final Settlement Date and (ii) completion of the distribution of the Shares, will not distribute any prospectus (as such term is defined in the Securities Act) in connection with the offering and sale of the Shares other than the Prospectus.

(ap)Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Registration Statement or the Prospectus has been made or reaffirmed with approval of an executive officer of the Company and with actual knowledge by such executive officer that the statement was false or misleading.
(aq)Agent Purchases. The Company acknowledges and agrees that the Agent has informed the Company that the Agent may, to the extent permitted under the Securities Act and the Exchange Act, purchase and sell shares of Common Stock for its own account while this Agreement is in effect, and shall be under no obligation to purchase Shares on a principal basis pursuant to this Agreement, except as otherwise agreed by the Agent in the Placement Notice.
(ar)Cybersecurity. Except as would not reasonably be expected to have a Material Adverse Effect, (i) there has been no security breach or incident relating to the Company or the Subsidiaries’ information technology and computer systems, networks, hardware, software, data and databases (including the data and information of their respective customers, employees, suppliers, vendors and any third-party data maintained, processed or stored by the Company and the Subsidiaries, and any such data processed or stored by third parties on behalf of the Company and the Subsidiaries), equipment or technology (collectively, “IT Systems and Data”); (ii) neither the Company nor the Subsidiaries have been notified of, and have no knowledge of any event or condition that would result in, any security breach or incident, unauthorized access or disclosure or other compromise to their IT Systems and Data; and (iii) the Company has implemented backup and disaster recovery technology consistent with industry standards and practices. The Company and the Subsidiaries are presently in material compliance with all applicable laws, rules and regulations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use.
(as) Employee Benefit Plans. Each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”)) for which the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Code) would have any liability (each a “Plan”) has been maintained, in all material respects, in compliance with its terms and with the requirements of all applicable statutes, rules and regulations including ERISA and the Code, except for instances which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. With respect to each Plan subject to Title IV of ERISA, except for instances which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur, (ii) no “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, has occurred or is reasonably expected to occur, (iii) the fair market value of the assets under each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan) and (iv) neither the Company nor any member of its Controlled Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guaranty Corporation in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan”, within the meaning of Section 4001(c)(3) of ERISA). Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification, the result of which would reasonably be expected to result in a Material Adverse Effect.
7.[Intentionally Omitted.]

8.Covenants of the Company. The Company covenants and agrees with the Agent that:
(a)Registration Statement Amendments. After the date of this Agreement and during any period in which a prospectus relating to any Placement Shares is required to be delivered by the Agent under the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172 of the Securities Act or similar rule), (i) the Company will notify the Agent promptly, and confirm the notice in writing, of the time when (A) any amendment to the Registration Statement, other than documents incorporated by reference, has been filed with the Commission and/or has become effective or any supplement to the Prospectus has been filed, (B) of the receipt of any comments from the Commission, and (C) of any request by the Commission for any amendment to the Registration Statement or supplement of the Prospectus or for additional information, (ii) the Company will prepare and file with the Commission any amendments to the Registration Statement or supplements to the Prospectus that may be necessary or advisable in connection with the distribution of the Placement Shares; (iii) the Company will not file any amendment or supplement to the Registration Statement or the Prospectus, other than documents incorporated by reference, relating to the Placement Shares or a security convertible into the Placement Shares unless a copy thereof has been submitted to the Agent within a reasonable period of time before the filing and the Company will furnish to the Agent at or prior to the time of filing thereof a copy of any document that upon filing is deemed to be incorporated by reference into the Registration Statement or Prospectus, except for those documents available via EDGAR; and (iv) the Company will effect the filings required under Rule 424(b), including any amendments or supplements to the Prospectus, in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8) of the Securities Act).
(b)Notice of Commission Stop Orders. The Company will advise the Agent, promptly after it receives notice or obtains knowledge thereof, of the issuance or threatened issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, of the suspension of the qualification of the Placement Shares for offering or sale in any jurisdiction, or of the initiation or threatening of any proceeding for any such purpose. During any period in which a prospectus relating to any Placement Shares is required to be delivered by the Agent under the Securities Act with respect to a pending sale of the Placement Shares (including in circumstances where such requirement may be satisfied pursuant to Rule 172 of the Securities Act or similar rule), the Company will make commercially reasonable efforts to prevent the issuance of any stop order or to obtain the lifting thereof at the earliest possible moment if such a stop order should be issued.
(c)Delivery of Prospectus; Subsequent Changes. During any period in which a prospectus relating to the Placement Shares is required to be delivered by the Agent under the Securities Act with respect to a pending sale of the Placement Shares (including in circumstances where such requirement may be satisfied pursuant to Rule 172 of the Securities Act or similar rule), the Company will comply with all requirements imposed upon it by the Securities Act, as from time to time in force, so far as necessary to permit the continuance of sales of the Placement Shares during such period in accordance with the provisions hereof and the Prospectus, and to file on or before their respective due dates all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, 15(d) or any other provision of or under the Exchange Act. If during such period any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances then existing, not misleading, or if during such period it is necessary to amend or supplement the Registration Statement or the Prospectus to comply with the Securities Act, the Company will promptly notify the Agent, and confirm the notice in writing, to suspend the offering of Placement Shares during such period, and the Company will promptly amend or supplement the Registration Statement or the Prospectus (at the expense of the Company) so as to correct such statement or omission or effect such compliance.
(d)Listing of Placement Shares. During any period in which a prospectus relating to the Placement Shares is required to be delivered by the Agent under the Securities Act with respect to a pending sale of the Placement Shares (including in circumstances where such requirement may be satisfied pursuant to Rule 172 of the Securities Act or similar rule), the Company will use its best efforts to cause the Placement Shares to be listed on Nasdaq or other national securities exchanges on which the Common Stock is then listed, and to qualify the Placement Shares for sale under the securities laws of such jurisdictions as the Agent reasonably designates and to continue such qualifications in effect so long as required for the distribution of the Placement Shares; provided, however, that the Company shall not be required in connection therewith to qualify as a foreign corporation or dealer in securities or file a general consent to service of process in any jurisdiction, or subject itself to taxation in any jurisdiction in which it is not so subject.
(e)Delivery of Registration Statement and Prospectus. The Company will furnish to the Agent and its counsel (at the expense of the Company) copies of the Registration Statement, the Prospectus (including all documents incorporated by reference therein) and all amendments and supplements to the Registration Statement or the Prospectus that are filed with the Commission during any period in which a prospectus relating to the Placement Shares is required to be delivered under the Securities Act (including all documents filed with the Commission during such period that are deemed to be incorporated by reference therein), in each case as soon as reasonably practicable and in such quantities as the Agent may from time to time reasonably request and, at the Agent’s request, will also furnish copies of the Prospectus to each exchange or market on which sales of the Placement Shares may be made; provided, however, that the Company shall not be required to furnish any document (other than the Prospectus) to the Agent to the extent such document is available on EDGAR. The copies of the Prospectus and any supplements or amendments thereto furnished to the Agent will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.
(f)Earnings Statement. The Company will timely file such reports pursuant to the Exchange Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide to the Agent the benefits contemplated by, the last paragraph of Section 11(a) of the Securities Act.
(g)Expenses. The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated in accordance with the provisions of Section 12 of this Agreement, will pay the following expenses, all incident to the performance of its obligations hereunder, including, but not limited to, expenses relating to (i) the preparation, printing, filing and delivery to the Agent of the Registration Statement and each amendment and supplement thereto, of each Prospectus and of each amendment and supplement thereto, and of this Agreement, the Alternative Sales Agreements and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Shares, (ii) the preparation, issuance and delivery of the Placement Shares, including any stock or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Shares to the Agent, (iii) the qualification of the Placement Shares under securities laws in accordance with the provisions of Section 8(d) of this Agreement, including filing fees (provided, however, that any fees or disbursements of counsel for the Agent in connection therewith shall be paid by the Agent), (iv) the fees and expenses incurred in connection with the listing or qualification of the Placement Shares for trading on Nasdaq, (v) the fees and expenses of any transfer agent or registrar for the Shares, (vi) filing fees incident to, and fees and expenses, if any, in connection with, the review of the Commission or FINRA and (vii) if Shares having an aggregate offering price of $10,000,000 or more have not been offered and sold under this Agreement and the Alternative Sales Agreements by the two-year anniversary of this Agreement (or such earlier date at which the Company terminates this Agreement) (the “Determination Date”), then the Company shall reimburse the Agent for all of its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Agent incurred by the Agent in connection with the transactions contemplated by this Agreement (the “Expenses”). Except as set forth in clause (vii), the Agent shall be responsible for all fees and expenses of counsel to the Agent. The Expenses shall be due and payable by the Company to the Agent within five (5) Business Days (as defined below) of the Determination Date. For purposes of this Agreement, “Business Day” shall mean any day on which Nasdaq and commercial banks in the City of New York are open for business.
(h)Use of Proceeds. The Company will use the Net Proceeds as described in the Prospectus in the section entitled “Use of Proceeds.”
(i)Notice of Other Sales. During the pendency of any Placement Notice given hereunder, the Company shall provide the Agent at least two (2) Business Days’ prior written notice before it offers to sell, contracts to sell, sells, grants any option to sell or otherwise disposes of any shares of Common Stock (other than Placement Shares offered pursuant to the provisions of this Agreement or the Alternative Sales Agreements) or securities convertible into or exchangeable for Common Stock, warrants or any rights to purchase or acquire Common Stock; provided, that such notice shall not be required in connection with (i) the issuance, grant or sale of Common Stock, options to purchase shares of Common Stock or Common Stock issuable upon the exercise of options or other equity awards pursuant to any stock option, stock bonus or other equity plan or arrangement described in the Prospectus, (ii) the issuance of securities in connection with an acquisition, merger or sale or purchase of assets, (iii) the issuance or sale of Common Stock pursuant to any dividend reinvestment or direct stock purchase plan that the Company may adopt from time to time, provided the implementation of such is disclosed to the Agent in advance or (iv) the issuance of Common Stock upon the exercise of any outstanding security of the Company convertible into or exchangeable for Common Stock, warrants or any rights to purchase or acquire Common Stock; provided further that such notice shall not be required if such information has been filed or furnished on EDGAR or has otherwise been publicly disclosed in advance of such offer, contract, sale, grant or other disposal.
(j)Change of Circumstances. The Company will, at any time during a fiscal quarter in which the Company has tendered or intends to tender a Placement Notice or sell Placement Shares, advise the Agent promptly after it shall have received notice or obtained knowledge thereof, of any information or fact that would alter or affect in any material respect any opinion, certificate, letter or other document provided to the Agent pursuant to this Agreement.
(k)Due Diligence Cooperation. The Company will cooperate with any reasonable due diligence review conducted by the Agent or its agents in connection with the transactions contemplated hereby, including, without limitation, providing information and making available documents and senior corporate officers, during regular business hours and at the Company’s principal offices, as the Agent may reasonably request.
(l)Required Filings Relating to Placement of Placement Shares. The Company agrees that on such dates as the Securities Act shall require, the Company will (i) file a prospectus supplement with the Commission under the applicable paragraph of Rule 424(b), which prospectus supplement will set forth, within the relevant period, the amount of Placement Shares sold through the Agent, the Net Proceeds to the Company and the compensation payable by the Company to the Agent with respect to such Placement Shares, or disclose such information in its quarterly reports on Form 10-Q and in its annual report on Form 10-K, as applicable, and (ii) deliver such number of copies of each such prospectus supplement to each exchange or market on which such sales were effected as may be required by the rules or regulations of such exchange or market.
(m)Representation Dates; Certificate. On or prior to the date that the first Shares are sold pursuant to the terms of this Agreement and each time the Company (i) files the Prospectus relating to the Placement Shares, amends the Registration Statement or supplements the Prospectus relating to the Placement Shares (other than a prospectus supplement filed in accordance with Section 8(l) of this Agreement) by means of a post-effective amendment, sticker, or supplement but not by means of incorporation of document(s) by reference to the Registration Statement or the Prospectus relating to the Placement Shares; (ii) files an annual report on Form 10-K under the Exchange Act (including any Form 10-K/A containing amended financial information or a material amendment to the previously filed Form 10-K); (iii) files its quarterly reports on Form 10-Q under the Exchange Act; or (iv) files a report on Form 8-K containing amended financial information (other than an earnings release, to “furnish” information pursuant to Items 2.02 or 7.01 of Form 8-K or to provide disclosure pursuant to Item 8.01 of Form 8-K relating to the reclassifications of certain properties as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144) under the Exchange Act (each date of filing of one or more of the documents referred to in clauses (i) through (iv) shall be a “Representation Date”), the Company shall furnish the Agent with a certificate, in the form attached hereto as Exhibit 8(m) within three (3) Trading Days of any Representation Date. The requirement to provide a certificate under this Section 8(m) shall be waived for any Representation Date occurring at a time at which no Placement Notice is pending, which waiver shall continue until the earlier to occur of the date the Company delivers a Placement Notice hereunder or to any of the Alternative Agents under the Alternative Sales Agreements (which for such calendar quarter shall be considered a Representation Date) and the next occurring Representation Date; provided, however, that such waiver shall not apply for any Representation Date on which the Company files its annual report on Form 10-K. Notwithstanding the foregoing, if the Company subsequently decides to sell Placement Shares following a Representation Date when the Company relied on such waiver and did not provide the Agent with a certificate under this Section 8(m), then before the Company delivers the Placement Notice or the Agent sells any Placement Shares, the Company shall provide the Agent with a certificate, in the form attached hereto as Exhibit 8(m), dated the date of the Placement Notice.
(n)Legal Opinion. On or prior to the date that the first Shares are sold pursuant to the terms of this Agreement and within three (3) Trading Days of each Representation Date with respect to which the Company is obligated to deliver a certificate in the form attached hereto as Exhibit 8(m) for which no waiver is applicable, the Company shall cause to be furnished to the Agent the written opinions and negative assurance letter of Company Counsel, or other counsel satisfactory to the Agent, in form and substance satisfactory to the Agent and its counsel, dated the date on which the delivery of the opinions and negative assurance letter is required, substantially similar to the form attached hereto as Exhibit 8(n)(i), Exhibit 8(n)(ii) and Exhibit 8(n)(iii), each such opinion and negative assurance letter modified, as necessary, to relate to the Registration Statement and the Prospectus as then amended or supplemented; provided, however, that in lieu of such opinions and negative assurance letter for subsequent Representation Dates, counsel may furnish the Agent with a letter (a “Reliance Letter”) to the effect that the Agent may rely on a prior opinion or negative assurance letter delivered under this Section 8(n) to the same extent as if it were dated the date of such letter (except that statements in such prior opinion or negative assurance letter shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented at such Representation Date).

(o)Comfort Letter. On or prior to the date that the first Shares are sold pursuant to the terms of this Agreement and within three (3) Trading Days of each Representation Date with respect to which the Company is obligated to deliver a certificate in the form attached hereto as Exhibit 8(m) for which no waiver is applicable, the Company shall cause its independent accountants (and any other independent accountants whose report is included in the Registration Statement or the Prospectus) to furnish the Agent letters (the “Comfort Letters”), dated the date the Comfort Letter is delivered, in form and substance satisfactory to the Agent, (i) confirming that they are an independent registered public accounting firm as required by the Securities Act, the Exchange Act and the PCAOB, (ii) stating, as of such date, the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings (the first such letter, the “Initial Comfort Letter”) and (iii) in the case of Comfort Letters to be delivered following delivery of the Initial Comfort Letter, updating the Initial Comfort Letter with any information that would have been included in the Initial Comfort Letter had it been given on such date and modified as necessary to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter.
(p)Market Activities. Other than permitted activity pursuant to Regulation M under the Exchange Act, the Company agrees that it will not, directly or indirectly, and will cause its officers and directors and the Subsidiaries not to (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares or (ii) sell, bid for, or purchase the Shares to be issued and sold pursuant to this Agreement, or pay anyone any compensation for soliciting purchases of the Shares other than the Agent and the Alternative Agents; provided, however, that the Company may bid for and purchase shares of Common Stock in accordance with Rule 10b-18 of the Exchange Act.
(q)Securities Act and Exchange Act. The Company will use its reasonable best efforts to comply with all requirements imposed upon it by the Securities Act and the Exchange Act as from time to time in force, so far as necessary to permit the continuance of sales of, or dealings in, the Placement Shares as contemplated by the provisions hereof and the Prospectus.
(r)REIT Qualification. The Company will use its best efforts to continue to meet the requirements for qualification and taxation as a REIT under the Code, subject to any future determination by the Company’s board of directors that it is no longer in the Company’s best interests to qualify as a REIT.
(s)Investment Company Act. The Company shall not invest, or otherwise use the proceeds received by the Company from its sale of the Shares in such a manner as would require the Company or any of the Subsidiaries to register as an “investment company” under the 1940 Act.
(t)Sarbanes-Oxley Act Compliance. The Company will comply with all effective applicable provisions of the Sarbanes-Oxley Act.
(u)No Offer to Sell. Unless required by law, other than a free writing prospectus (as defined in Rule 405) approved in advance by the Company and the Agent (whose approval shall not be unreasonably withheld) in its capacity as principal or agent hereunder (a “Permitted Free Writing Prospectus”), neither the Agent nor the Company (including its agents and representatives, other than the Agent in its capacity as such) will make, use, prepare, authorize, approve or refer to any written communication (as defined in Rule 405), required to be filed with the Commission, that constitutes an offer to sell or solicitation of an offer to buy

Shares hereunder. The Company agrees that (i) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an issuer free writing prospectus (as defined in Rule 433) and (ii) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.
(v)Transfer Agent. The Company has engaged and will maintain, at its sole expense, a registrar and transfer agent for the Shares.
(w)Regulation M. If the Company has reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied with respect to the Company or the Common Stock, the Company shall promptly notify the Agent and sales of the Placement Shares under this Agreement shall be suspended until that or other exemptive provisions have been satisfied in the judgment of each party.
(x)DTC Eligibility.  The Company shall cooperate with the Agent and use its commercially reasonable efforts to permit the Placement Shares to be eligible for clearance and settlement through the facilities of DTC.
9.Conditions to the Agent’s Obligations. The obligations of the Agent hereunder with respect to a Placement will be subject to the accuracy and completeness of the representations and warranties made by the Company in Section 6 of this Agreement as of the dates specified therein, to the due performance by the Company of its obligations under Section 8 of this Agreement as of the dates specified therein, to the completion by the Agent of a due diligence review satisfactory to the Agent in its reasonable judgment, and to the satisfaction (or waiver by the Agent in its sole discretion) of the following additional conditions:
(a)Registration Statement Effective. The Registration Statement shall be effective and shall be available for all offers and sales of Placement Shares that have been issued or will be issued pursuant to any Placement Notice that has been delivered to the Agent by the Company.
(b)No Material Notices. None of the following events shall have occurred and be continuing: (i) receipt by the Company or any of the Subsidiaries of any request for additional information from the Commission or any other federal or state governmental authority during the period of effectiveness of the Registration Statement, the response to which would require any post-effective amendments or supplements to the Registration Statement or the Prospectus; (ii) the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Placement Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the occurrence of any event that makes any material statement made in the Registration Statement or the Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, the Prospectus or such documents so that, in the case of the Registration Statement, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, that in the case of the Prospectus, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)No Misstatement or Material Omission. The Agent shall not have advised the Company that the Registration Statement or the Prospectus, or any amendment or supplement thereto, contains an untrue statement of fact that in the Agent’s opinion is material, or omits to state a fact that in the Agent’s opinion is material and is required to be stated therein or is necessary to make the statements therein not misleading.
(d)Material Changes. Except as contemplated in the Prospectus, or disclosed in the Company’s reports filed with the Commission and incorporated by reference in the Prospectus, there shall not have been any material adverse change, on a consolidated basis, in the authorized capital stock of the Company or any Material Adverse Effect or any development that could reasonably be expected to result in a Material Adverse Effect.
(e)Legal Opinions. The Agent shall have received the opinions and negative assurance letter or Reliance Letter(s) of Company Counsel required to be delivered pursuant to Section 8(n) of this Agreement on or before each date on which the delivery of such opinions and negative assurance letter is required pursuant to Section 8(n) of this Agreement.
(f)Agent Legal Counsel Opinion. The Agent shall have received from Vinson & Elkins L.L.P., counsel for the Agent, such opinion or opinions and negative assurance letter, on or before the date on which the delivery of the opinions and negative assurance letter of Company Counsel is required pursuant to Section 8(n) of this Agreement, with respect to such matters as the Agent may reasonably require, and the Company shall have furnished to such counsel such documents as such counsel reasonably request for enabling them to pass upon such matters.
(g)Comfort Letter. The Agent shall have received the Comfort Letter required to be delivered pursuant to Section 8(o) of this Agreement on or before each date on which the delivery of such letter is required pursuant to Section 8(o) of this Agreement.
(h)Representation Certificate. The Agent shall have received the certificate required to be delivered pursuant to Section 8(m) of this Agreement on or before the date on which delivery of such certificate is required pursuant to Section 8(m) of this Agreement.
(i)No Suspension. Trading in the Shares on Nasdaq shall not have been suspended or materially limited.
(j)Other Materials. On each date on which the Company is required to deliver a certificate pursuant to Section 8(m) of this Agreement, the Company shall have furnished to the Agent such appropriate further information, certificates and documents as the Agent may reasonably request. All such opinions, certificates, letters and other documents shall have been in compliance with the provisions hereof. The Company will furnish the Agent with such conformed copies of such opinions, certificates, letters and other documents as the Agent shall have reasonably requested.
(k)Securities Act Filings Made. All filings with the Commission required by Rule 424 of the Securities Act to have been filed prior to the issuance of any Placement Notice hereunder shall have been made within the applicable time period prescribed for such filing by Rule 424 of the Securities Act.
(l)Approval for Listing. The Placement Shares shall either have been (i) approved for listing on Nasdaq, subject only to notice of issuance, or (ii) the Company shall have filed an application for listing of the Placement Shares on Nasdaq at, or prior to, the issuance of any Placement Notice.

10.Indemnification and Contribution.
(a)Company Indemnification. The Company agrees to indemnify and hold harmless the Agent, its Affiliates and the directors, officers, partners, employees and agents of the Agent and each person, if any, who controls the Agent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, liabilities, expenses and damages (including, but not limited to, any and all reasonable investigative, legal and other expenses incurred in connection with, and any and all amounts paid in settlement (in accordance with Section 10(c) of this Agreement) of, any action, suit, proceeding or any claim asserted between any of the indemnified parties and any indemnifying parties or between any indemnified party and any third party), as and when incurred, to which the Agent, or any such person, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, liabilities, expenses or damages arise out of or are based, directly or indirectly, on (x) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus or any amendment to the Registration Statement or supplement to the Prospectus or in any free writing prospectus, or (y) the omission or alleged omission to state in any such document a material fact required to be stated in it or necessary to make the statements in it not misleading, with respect to the Prospectus, in the light of the circumstances under which such statements were made; provided, however, that this indemnity agreement shall not apply to the extent that such loss, claim, liability, expense or damage arises from the sale of the Placement Shares pursuant to this Agreement and is caused directly or indirectly by an untrue statement or omission made in reliance upon and in conformity with written information relating to the Agent and furnished to the Company by or on behalf of the Agent expressly for inclusion in any document as described in clause (x) of this Section 10(a). For purposes of this Agreement, the only information so furnished shall be the Agent’s name (the “Agent Information”).
(b)Agent Indemnification. The Agent agrees to indemnify and hold harmless the Company and its directors and each officer of the Company that signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 10(a) of this Agreement, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendments thereto) or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Agent Information.
(c)Procedure. Any party that proposes to assert the right to be indemnified under this Section 10 will, promptly after receipt of notice of commencement of any action against such party in respect of which a claim is to be made against an indemnifying party or parties under this Section 10, notify each such indemnifying party of the commencement of such action, enclosing a copy of all papers served, but the omission so to notify such indemnifying party will not relieve the indemnifying party from (i) any liability that it might have to any indemnified party otherwise than under this Section 10 and (ii) any liability that it may have to any indemnified party under the foregoing provision of this Section 10 unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the indemnifying party. If any such action is brought against any indemnified party and it notifies the indemnifying party of its commencement, the indemnifying party will be entitled to participate in and, to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, jointly with any other indemnifying party similarly notified, to assume the defense of the action, with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (1) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (2) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (3) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (4) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such indemnified party or parties. All such fees, disbursements and other charges will be reimbursed by the indemnifying party promptly as they are incurred. An indemnifying party will not, in any event, be liable for any settlement of any action or claim effected without its written consent. No indemnifying party shall, without the prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this Section 10 pertaining to such indemnified party, unless such settlement, compromise or consent (iii) includes an unconditional release of each such indemnified party from all liability arising or that may arise out of such claim, action or proceeding and (iv) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.
(d)Settlement Without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 10(c) of this Agreement effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 45 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.
(e)Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in the foregoing paragraphs of this Section 10 is applicable in accordance with its terms but for any reason is held to be unavailable from the Company or the Agent, the Company and the Agent will contribute to the total losses, claims, liabilities, expenses and damages (including any investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted to which the Company and the Agent may be subject) in such proportion as shall be appropriate to reflect the relative benefits received by the Company on the one hand and the Agent on the other. The relative benefits received by the Company on the one hand and the Agent on the other hand shall be deemed to be in the same proportion as the total Net Proceeds received by the Company from the sale of the Placement Shares under this Agreement (before deducting the expenses provided in Section 5(a)(ii) of this Agreement) bear to the total compensation received by the Agent from the sale of Placement Shares under this Agreement on behalf of the Company. If, but only if, the allocation provided by the foregoing sentence is not permitted by applicable law, the allocation of contribution shall be made in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing sentence but also the relative fault of the Company, on the one hand, and the Agent, on the other, with respect to the statements or omission that resulted in such loss, claim, liability, expense or damage, or action in respect thereof, as well as any other relevant equitable considerations with respect to such offering. Such relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Agent, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Agent agree that it would not be just and equitable if contributions pursuant to this Section 10(e) were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, liability, expense, or damage, or action in respect thereof, referred to above in this Section 10(e) shall be deemed to include, for the purpose of this Section 10(e), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim to the extent consistent with Section 10(c) of this Agreement. Notwithstanding the foregoing provisions of this Section 10(e), the Agent shall not be required to contribute any amount in excess of the discounts or commissions received by it under this Agreement and no person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 10(e), any person who controls a party to this Agreement within the meaning of the Securities Act, and any officers, directors, partners, employees or agents of the Agent, will have the same rights to contribution as that party, and each director of the Company and each officer of the Company who signed the Registration Statement will have the same rights to contribution as the Company, subject in each case to the provisions hereof. Any party entitled to contribution, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made under this Section 10(e), will notify any such party or parties from whom contribution may be sought, but the omission to so notify will not relieve that party or parties from whom contribution may be sought from any other obligation it or they may have under this Section 10(e) except to the extent that the failure to so notify such other party materially prejudiced the substantive rights or defenses of the party from whom contribution is sought. Except for a settlement entered into pursuant to Section 10(d) of this Agreement, no party will be liable for contribution with respect to any action or claim settled without its written consent if such consent is required pursuant to Section 10(c) of this Agreement.
11.Representations and Agreements to Survive Delivery. The indemnity and contribution agreements contained in Section 10 of this Agreement and all representations and warranties of the Company herein or in certificates delivered pursuant hereto shall survive, as of their respective dates, regardless of (i) any investigation made by or on behalf of the Agent, any controlling persons, or the Company (or any of their respective officers, directors or controlling persons), (ii) delivery and acceptance of the Placement Shares and payment therefor or (iii) any termination of this Agreement.
12.Termination.
(a)The Agent shall have the right by giving notice as hereinafter specified at any time to terminate this Agreement if (i) any Material Adverse Effect, or any development that has actually occurred and that would reasonably be expected to result in a Material Adverse Effect, has occurred that, in the reasonable judgment of the Agent, may materially impair the ability of the Agent to sell the Placement Shares hereunder, (ii) the Company shall have failed, refused or been unable to perform any agreement on its part to be performed hereunder in any material respect; provided, however, in the case of any failure of the Company to deliver (or cause another person to deliver) any certification, opinion, or letter required under Sections 8(m),

8(n), or 8(o) of this Agreement, the Agent’s right to terminate shall not arise unless such failure to deliver (or cause to be delivered) continues for more than thirty (30) days from the date such delivery was required, (iii) any other condition of the Agent’s obligations hereunder is not fulfilled, or (iv) any suspension or limitation of trading in the Placement Shares or in securities generally on Nasdaq shall have occurred. Any such termination shall be without liability of any party to any other party except that the provisions of Section 8(g) (Expenses), Section 10 (Indemnification and Contribution), Section 11 (Representations and Agreements to Survive Delivery), Section 17 (Applicable Law; Consent to Jurisdiction) and Section 18 (Waiver of Jury Trial) of this Agreement shall remain in full force and effect notwithstanding such termination. If the Agent elects to terminate this Agreement as provided in this Section 12(a), the Agent shall provide the required notice as specified in Section 13 (Notices) of this Agreement.
(b)The Company shall have the right, by giving ten (10) days notice as hereinafter specified to terminate this Agreement in its sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 8(g), Section 10, Section 11, Section 17 and Section 18 of this Agreement shall remain in full force and effect notwithstanding such termination.
(c)The Agent shall have the right, by giving ten (10) days notice as hereinafter specified to terminate this Agreement in its sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 8(g), Section 10, Section 11, Section 17 and Section 18 of this Agreement shall remain in full force and effect notwithstanding such termination.
(d)Unless earlier terminated pursuant to this Section 12, this Agreement shall automatically terminate upon the issuance and sale of all of the Shares through (1) the Agent on the terms and subject to the conditions set forth herein and in any Placement Notice and (2) the Alternative Agents through the Alternative Sales Agreements on the terms and subject to the conditions set forth therein and in any Placement Notice; provided, that the provisions of Section 8(g), Section 10, Section 11, Section 17 and Section 18 of this Agreement shall remain in full force and effect notwithstanding such termination.
(e)This Agreement shall remain in full force and effect unless terminated pursuant to Sections 12(a), (b), (c), or (d) of this Agreement or otherwise by mutual agreement of the parties; provided, however, that any such termination by mutual agreement shall, unless otherwise provided, be deemed to provide that Section 8(g), Section 10, Section 11, Section 17 and Section 18 of this Agreement shall remain in full force and effect.
(f)Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided, however, that such termination shall not be effective until the close of business on the date of receipt of such notice by the Agent or the Company, as the case may be. If such termination shall occur prior to the Settlement Date for any sale of Placement Shares, such termination shall not become effective until the close of business on such Settlement Date, with Placement Shares settling in accordance with the provisions of this Agreement.
13.Notices. All notices or other communications required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing, unless otherwise specified in this Agreement, and if sent to the Agent, shall be delivered to the Agent at [●], each with a copy to (which shall not constitute notice) Vinson & Elkins L.L.P., 2200 Pennsylvania Avenue NW, Suite 500 West, Washington, DC 20037, fax no. (202) 879-8916, Attention: S. Gregory Cope; or if sent to the Company, shall be delivered to the Company at 7373 Wisconsin Avenue, 22nd Floor, Bethesda, Maryland 20814, attention of Secretary, each with a copy to (which shall not constitute notice) Skadden, Arps, Slate, Meagher & Flom LLP,

One Manhattan West, New York, New York 10001, Attention: David J. Goldschmidt. Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose. Each such notice or other communication shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with an original to follow) on or before 4:30 p.m., New York City time, on a Business Day, or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally recognized overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid).
14.Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and the Agent and their respective successors and the affiliates, controlling persons, officers and directors referred to in Section 10 of this Agreement. References to any of the parties contained in this Agreement shall be deemed to include the successors and permitted assigns of such party. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party.
15.Adjustments for Share Splits. The parties acknowledge and agree that all share-related numbers contained in this Agreement shall be adjusted to take into account any share split, share dividend or similar event effected with respect to the Shares.
16.Amendment; Severability. Neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the Agent. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Agreement.
17.Applicable Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of laws, other than Section 5-1401 of the General Obligations Law. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.
18.Waiver of Jury Trial. The Company and the Agent each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or any transaction contemplated hereby.

19.Absence of Fiduciary Relationship. The Company acknowledges and agrees that:
(a)The Agent has been retained solely to act as agent and/or principal in connection with the sale of the Shares and that no fiduciary or advisory relationship between the Company and the Agent has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether the Agent has advised or is advising the Company on other matters;
(b)the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;
(c)the Company has been advised that the Agent and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that the Agent has no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and
(d)the Company waives, to the fullest extent permitted by law, any claims it may have against the Agent, for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Agent shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, partners, employees or creditors of the Company.
20.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile transmission.
21.Recognition of the U.S. Special Resolution Regimes.
(a)In the event that the Agent is a Covered Entity that becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from the Agent of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.
(b)In the event that the Agent is a Covered Entity or a BHC Act Affiliate of the Agent becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against the Agent are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.
(c)As used in this Section 21:
(i)“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).
(ii)“Covered Entity” means any of the following:
(A)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(B)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(C)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
(iii)“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
(iv)“U.S. Special Resolution Regime” means each of (A) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (B) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.
22.Patriot Act Compliance. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Agent is required to obtain, verify and record information that identifies the Agent’s clients, including the Company, which information may include the name and address of the Agent’s clients, as well as other information that will allow the Agent to properly identify the Agent’s clients.
[Signature Page Follows]

If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company and the Agent.
Very truly yours,
AGNC INVESTMENT CORP.
By:    /s/ Bernice Bell
Name:    Bernice Bell
Title:    Executive Vice President and Chief Financial Officer

[Signature Page to Sales Agreement]

ACCEPTED as of the date first-above written:
[●]
By:
Name:
Title:
[Signature Page to Sales Agreement]

Schedule 1

FORM OF PLACEMENT NOTICE
From:    [●]
Cc:    [●]
To:    [●]
Subject:    Placement Notice
Date:    [●], 202[●]
Ladies and Gentlemen:
Pursuant to the terms and subject to the conditions contained in the Sales Agreement between AGNC Investment Corp. (the “Company”) and [●] (the “Agent”), dated October 12, 2023 (the “Agreement”), I hereby request on behalf of the Company that the Agent sell up to [●] shares of the Company’s common stock, par value $0.01 per share, at a minimum market price of $[●] per share.
I hereby certify that (A) the resolutions of the Board of Directors of the Company adopted on [●], and of the Pricing Committee of the Board of Directors of the Company adopted on [●] each as certified by an officer of the Company on [●] and delivered to the Agent pursuant to the Agreement have not been modified, amended or revoked since [●] (together, the “Authorizing Resolutions”) and (B) in connection with this placement notice, I am acting in accordance with and pursuant to the Authorizing Resolutions.

Schedule 1

Schedule 2

AUTHORIZED INDIVIDUALS FOR PLACEMENT NOTICES
[●]

AGNC Investment Corp.
Peter Federico
Bernice Bell
Sean Reid

Schedule 2

Schedule 3

COMPENSATION
The Agent shall be paid compensation equal to up to one percent (1%) of the gross proceeds from the sales of Shares pursuant to the terms of this Agreement.
Schedule 3

Schedule 4

SUBSIDIARIES
Bethesda Securities, LLC
AGNC TRS, LLC
AGNC Mortgage Management, LLC
AGNC Management, LLC
MTGE Management, LLC
AGNC Ventures, LLC
Bethesda TRS, LLC
Woodmont Mortgage Investment Acquisition, LLC
Woodmont Mortgage Investment TRS, LLC

Schedule 4 - 1

Exhibit 8(m)

OFFICER'S CERTIFICATE
The undersigned, Kenneth L. Pollack, Executive Vice President, General Counsel, Chief Compliance Officer and Secretary of AGNC Investment Corp., a Delaware corporation (the “Company”), does hereby certify in such capacities and on behalf of the Company pursuant to (i) Section 8(m) of the Sales Agreement, dated October 12, 2023, by and between the Company and Goldman Sachs & Co. LLC (the “GS Sales Agreement”), (ii) Section 8(m) of the Sales Agreement, dated October 12, 2023, by and between the Company and Barclays Capital Inc. (the “Barclays Sales Agreement”), (iii) Section 8(m) of the Sales Agreement, dated October 12, 2023, by and between the Company and BTIG, LLC (the “BTIG Sales Agreement”), (iv) Section 8(m) of the Sales Agreement, dated October 12, 2023, by and between the Company and Citigroup Global Markets Inc. (the “Citigroup Sales Agreement”), (v) Section 8(m) of the Sales Agreement, dated October 12, 2023, by and between the Company and Citizens JMP Securities, LLC (the “Citizens Sales Agreement”), (vi) Section 8(m) of the Sales Agreement, dated October 12, 2023, by and between the Company and J.P. Morgan Securities LLC (the “J.P. Morgan Sales Agreement”), (vii) Section 8(m) of the Sales Agreement, dated October 12, 2023, by and between the Company and Keefe, Bruyette & Woods, Inc. (the “Keefe Sales Agreement”), (viii) Section 8(m) of the Sales Agreement, dated October 12, 2023, by and between the Company and Morgan Stanley & Co. LLC (the “MS Sales Agreement”), (ix) Section 8(m) of the Sales Agreement, dated October 12, 2023, by and between the Company and RBC Capital Markets, LLC (the “RBC Sales Agreement”), (x) Section 8(m) of the Sales Agreement, dated October 12, 2023, by and between the Company and UBS Securities LLC (the “UBS Sales Agreement”), (xi) Section 8(m) of the Sales Agreement, dated October 12, 2023, by and between the Company and Virtu Americas LLC (the “Virtu Sales Agreement”) and (xii) Section 8(m) of the Sales Agreement, dated October 12, 2023, by and between the Company and Wells Fargo Securities, LLC (the “Wells Fargo Sales Agreement” and, together with the GS Sales Agreement, the Barclays Sales Agreement, the BTIG Sales Agreement, the Citigroup Sales Agreement, the Citizens Sales Agreement, the J.P. Morgan Sales Agreement, the Keefe Sales Agreement, the MS Sales Agreement, the RBC Sales Agreement, the UBS Sales Agreement and the Virtu Sales Agreement, the “Sales Agreements”), that to the best of the knowledge of the undersigned:
(i)    The representations and warranties of the Company in Section 6 of the Sales Agreements (A) to the extent such representations and warranties are subject to qualifications and exceptions contained therein relating to materiality or Material Adverse Effect (as defined in the Sales Agreement), are true and correct on and as of the date hereof with the same force and effect as if expressly made on and as of the date hereof, except for those representations and warranties that speak solely as of a specific date and which were true and correct as of such date, and (B) to the extent such representations and warranties are not subject to any qualifications or exceptions, are true and correct in all material respects as of the date hereof as if made on and as of the date hereof with the same force and effect as if expressly made on and as of the date hereof, except for those representations and warranties that speak solely as of a specific date and which were true and correct as of such date; and
Exhibit 8(m) - 1

(ii)    The Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied pursuant to the Sales Agreements at or prior to the date hereof.
Each of Skadden, Arps, Slate, Meagher & Flom LLP and Vinson & Elkins L.L.P. is entitled to rely upon this Officer’s Certificate in connection with the respective opinion and/or negative assurance letters given by each such firm pursuant to the Sales Agreements.
[Signature page follows]
Exhibit 8(m) - 2

Exhibit 8(n)(i)
Form of Opinion of Company Counsel
[See attached]
Exhibit 8(n)(i) - 1

Exhibit 8(n)(ii)
Form of Negative Assurance Letter of Company Counsel
[See attached]
Exhibit 8(n)(ii) - 1

Exhibit 8(n)(iii)
Form of Tax Opinion of Company Counsel
[See attached]
Exhibit 8(n)(iii) - 1